Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Cy Talbot	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS

- Additions Bring Significant Financial and New Media Expertise -

San Diego, California, June 8, 2006 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide third party video game accessory provider, announced today the appointment of William Woodward and Robert Molyneux to the Company’s Board of Directors.

The new Board members will succeed Chairman of the Board, Patrick Brigham who has served on the Board as Chairman since 1998 and Andrew Redmond who has served on the Board since 2004. In addition, Donald Lenz, the Chairman of the audit committee, who has served as a member of the Board since 2000, intends to step down from the Board once final fiscal 2006 financial results have been filed and certified. Current Board member Geofrey Myers will serve as the interim Chairman of the Board until the new Board of Directors meets to review strategic plans and nominate a chairman to serve until the next annual shareholders meeting. The two board appointments and three departures will reduce the size of the Company’s Board to five members, four of whom are considered independent under the corporate governance standards of the American Stock Exchange. Appointments to the Board’s nominating, audit and compensation committees will be disclosed when the Company files its proxy materials for its fiscal 2006 annual meeting of stockholders.

William Woodward is the Managing Director and founder of Anthem Venture Partners, a technology focused venture capital firm. Prior to founding Anthem, Bill Woodward was a Managing Director of Avalon Investments, a $100 million early-stage technology venture capital firm. In 1987, he founded Paracomp, a provider of software products and authoring tools which was later merged with Macromind and Authorware. The combined entity went public in 1992 as MacroMedia, Inc., forming the largest multimedia software company in the world. Bill Woodward was also the Founder and Chairman of Pulse Entertainment, a 3D animation engine and tools company for mobile communications, as well as Launch Media, Inc., a leading online music community that was recently acquired by Yahoo. Bill Woodward is currently a member of the Board of Directors of Axiom Microdevices, Solarflare, Buzznet, and Planet A.T.E, and is the Chairman of Nevengineering and Pulse.

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Mad Catz Board Appointments, 6/8/06	page 2

Robert Molyneux is a principal in Imperial Capital Corporation, a Toronto based private equity firm and previously served as President and founder of Ravenna Capital Corporation, a private merchant banking firm. Mr. Molyneux has extensive experience as an active advisor and principal in a series of private leveraged buy-outs as well as the successful build-out of platform companies. Mr. Molyneux has served as a director for several private and public companies and currently serves on the board of directors of the Redmond Group of Companies, one of Canada’s leading consumer electronics companies and Procaps LLP, a leader in one of the world’s fasted growing extreme sports. In addition, Mr. Molyneux has also held senior management positions at BT Bank of Canada, a wholly owned subsidiary of Bankers Trust Company of New York, National Bank of Canada and The Mercantile Bank of Canada.

Commenting on the newly appointed Board members, Darren Richardson stated, “We are delighted to attract Board members who bring immediately applicable knowledge, depth and diversity as we embark on the exciting phase of the console transition cycle. With Robert’s accomplished background in finance, investment and the development of emerging companies, Bill’s consistent, proven role as a successful investor, entrepreneur and innovator, and the recent appointment of former Sony Electronics executive Tom Brown, Mad Catz has a Board with the business knowledge and vision to support the Company’s commitment to deliver greater value for its shareholders.

“On behalf of our shareholders, I would also like to take this opportunity to thank Pat, Andrew and Don for their valued contributions and wish them all the best in their future endeavors.”

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

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Mad Catz Board Appointments, 6/8/06	page 3

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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